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                    July 21, 2020

       Ernst Teunissen
       Chief Financial Officer
       TripAdvisor, Inc.
       400 1st Avenue
       Needham, MA 02494

                                                        Re: TripAdvisor, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 19,
2020
                                                            File No. 001-35362

       Dear Mr. Teunissen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology